                                                                     Exhibit 3.6

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          LIONBRIDGE TECHNOLOGIES, INC.
                             PURSUANT TO SECTION 242
                        OF THE GENERAL CORPORATION LAW OF
                              THE STATE OF DELAWARE


         Lionbridge Technologies, Inc., formerly known as Lionbridge Technologies Holdings, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, by a unanimous written consent of the directors dated ____________, 1999, in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED:    That the Board of Directors of the Corporation deems it
                  advisable and in the best interests of the Corporation that the Corporation amend its Restated Certificate of Incorporation, as amended, to (i) effect a two-for-three reverse stock split of the Corporation's Common Stock by inserting at the beginning of Article FOURTH the three paragraphs set forth on ATTACHMENT A to the Certificate of Amendment of Restated Certificate of Incorporation of the Corporation (the "CHARTER AMENDMENT"), (ii) delete in its entirety Section C.4(b) of Article FOURTH and replace it with ATTACHMENT A-1 to the Charter Amendment, and (iii) delete in its entirety Section F.4(b) of Article FOURTH and replace it with ATTACHMENT A-2 to the Charter Amendment; and that the Charter Amendment reflecting such amendments is hereby recommended to the stockholders of the Corporation for their consideration and approval.

     SECOND: That the foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Rory J. Cowan, its President this ____ day of _________, 1999.


                                             LIONBRIDGE TECHNOLOGIES, INC.


                                             By:
                                                 ------------------------------
                                                   Rory J. Cowan
                                                   President

                                                                    ATTACHMENT A

         FOURTH: Upon the effective filing of this Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of Delaware, each outstanding share of Common Stock, $.01 par value per share (the "Old Common Stock"), of the Corporation shall automatically be changed and converted into 0.66667 share of Common Stock, $.01 par value per share ("Common Stock"), of the Corporation without any further action by the holders of such shares of Old Common Stock and whether or not the certificates representing the shares of Old Common Stock are surrendered to the Corporation; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Old Common Stock are either delivered to the Corporation, as hereinafter provided, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

         Upon the occurrence of the automatic conversion of the Old Common Stock, the holders of the Old Common Stock shall surrender the certificates representing such shares at the office of the Corporation. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in the name shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the surrendered shares of Old Common Stock are convertible, dated as of the date on which such automatic conversion occurs.

         Unless otherwise noted below, each of the per share Conversion Prices and/or values, liquidation preferences and other amounts set forth below which are adjustable in the manner and upon the events as set forth herein do not reflect the adjustments required by the two-for-three reverse stock split effected upon the effective filing of this Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of Delaware and shall be subject to such adjustment.


                                                                  ATTACHMENT A-1

                  (b) FRACTIONAL SHARES. Fractional shares of Series B Preferred Stock shall be permitted. No fractional shares of Series C Preferred Stock shall be issued upon conversion of the Series A Preferred Stock.


                                                                  ATTACHMENT A-2

                  (b) FRACTIONAL SHARES. Fractional shares of Series B Preferred Stock shall be permitted. No fractional shares of Series C Preferred Stock shall be issued upon conversion of the Series D Preferred Stock.